EXHIBIT 10.11

THERAPEUTIC DEVELOPMENT AWARD AGREEMENT

December 13, 2021

Development Program:	Treatment of Cystic Fibrosis Pulmonary Exacerbations with Oral ACG-721
Awardee:	Arrevus Inc.
Award Number:	ARREVUS21W0
Award Amount:	$[***] in accordance with the Payment Schedule attached hereto as Exhibit B

1.Award. The Cystic Fibrosis Foundation, a Delaware corporation (“CFF”), is issuing this award (this “Award”) to Arrevus as described in Exhibit A. CFF will fund the Development Program up to the Award Amount above, and Arrevus will be responsible for any remaining costs required to complete the Development Program and to further develop and commercialize the Product (as described below). Each party’s rights and obligations hereunder will commence as of the date written above (the “Effective Date”). This Award is in furtherance of CFF’s charitable mission to cure and mitigate the effects of cystic fibrosis. CFF has determined that without the Award, the Development Program may not occur or may be substantially delayed. The Award is subject to the following terms, conditions and policies of this Agreement (“Agreement”).

2.Disbursement of Award; Use of Award; Return of Award. The Award Amount will be disbursed to Arrevus in accordance with the Payment Schedule set forth in Exhibit B. Arrevus hereby covenants and agrees to use the Award solely to fund the Development Program. Any portion of the Award Amount paid to Arrevus and not expended on the Development Program must be returned to CFF promptly upon Arrevus’s determination that such funds will not be expended on the Development Program, and in any event within thirty (30) days following completion or termination of the Development Program. Upon such return, the amounts of such returned funds will not be included as part of the Actual Award for purposes of calculating any royalties or other amounts owed by Arrevus to CFF pursuant to Section 3.

3.Royalties. In consideration of the Award and CFF’s license of CFF Know-How (as defined below), Arrevus agrees to pay royalties to CFF as follows:

(a)Arrevus shall pay a one-time royalty to CFF in an amount equal to the Royalty Cap if a Product (as defined below) resulting from the Development Program is approved for commercial sale for human therapeutic use in the Field, payable in three (3) equal installments: the first within sixty (60) days after the first commercial sale of the Product as a human therapeutic in the Field (the “First Sale”); the second within ninety (90) days of the first (1’) anniversary of the First Sale; and the third within ninety (90) days of the second (2nd) anniversary of the First Sale.

(b)In the event of a License Transaction or Change of Control, the Awardee shall pay to CFF one times the Actual Award. Such amount shall be payable within ninety (90) days after the closing of the License Transaction or Change of Control. Any payment pursuant to this Section 3(b) will reduce the amount payable pursuant to Section 3(a), such that notwithstanding anything to the contrary, the total, aggregate, combined amount payable to CFF under Sections 3(a) and 3(b) of this Agreement shall not in any event exceed the Royalty Cap.

(c)If Net Sales (as defined below) of the Product exceed $250 million, the Awardee shall pay a one-time royalty to CFF in an amount equal to one (1) times the Actual Award within ninety (90) days of the end of the first calendar year in which such total Net Sales were achieved. If Net Sales of the Product exceed $500 million, the Awardee shall pay a one-time royalty to CFF in an amount equal to one (1) times the Actual Award within ninety (90) days of the end of the first calendar year in which such total Net Sales were achieved.

4.Commercially Reasonable Efforts. Arrevus shall use Commercially Reasonable Efforts (as defined below) to conduct the Development Program during the term of this Agreement. After the Development Program is completed, Arrevus (or any licensee, sublicensee, assignee or successor, as applicable) shall exercise Commercially Reasonable Efforts to continue to develop the Product in the Field.

5.Reports.

(a)During the Development Program, Arrevus shall provide CFF and the PAG (as defined below) with a reasonably detailed, written report within thirty (30) days after the close of each calendar quarter during the Development Program summarizing progress toward achieving the goals of the Development Program.

(b)Arrevus shall prepare and deliver to CFF a closing report within thirty (30) days after the completion of the Development Program.

(c)After the completion of the Development Program, Arrevus shall prepare and deliver an annual report to CFF within thirty (30) days after the close of each calendar year detailing the progress of its research and development activities regarding the Product in the Field, until the earlier of (i) first commercial sale of the Product in the Field or (ii) all research efforts related to the Product in the Field are abandoned by Arrevus.

(d)Arrevus shall provide CFF with prompt notice of the First Sale, closing of a License Transaction or Change of Control, and any material adverse event affecting the Product in the Field.

(e)Commencing upon the first commercial sale of the Product and ending upon payment of all amounts due under Section 3(c), within thirty (30) days after the end of each year, Arrevus shall furnish to CFF a written sales report covering the prior year setting forth the Net Sales for the Product during such year.

6.Program Advisory Group.

(a)Arrevus and CFF shall form a Program Advisory Group (“PAG”). The purpose of the PAG is to permit CFF to oversee the use of the Award and to ensure that the Award is used solely in furtherance of CFF s tax-exempt mission. The role of the PAG is to (i) review progress of the Development Program, (ii) to determine, discuss and propose amendments to the Development Program or the related budget, (iii) to determine whether payment milestones have been achieved, and (iv) to consider and provide recommendations on other issues raised by either party relating to the Development Program; provided, however, that no material change to the Development Program shall be made without the written agreement of both parties.

(b)The PAG shall consist of two (2) individuals appointed by Arrevus and two (2) individuals appointed by CFF. One of such individuals from Arrevus and CFF, respectively, shall be the principal liaison to the Development Program. A party may replace any PAG member appointed by it and designate a new individual to serve on the PAG upon written notice to the other party.

(c)The PAG shall terminate and cease to exist on the earlier of the completion of the Development Program or termination or expiration of this Agreement.

(d)Each party shall be responsible for its own expenses in connection with attending meetings of and participating in the PAG.

7.Interruption.

(a)Interruption Notice; Arrevus Election. Arrevus shall notify CFF if an Interruption (as defined below) has occurred. If Arrevus provides such notice, or if CFF otherwise reasonably believes that an Interruption has occurred, CFF will provide notice (the “Interruption Notice”) to Arrevus. Arrevus shall elect, within ninety (90) days of the Interruption Notice, one of the following options by notice to CFF:

(i)Arrevus shall reasonably demonstrate, in the form of a written progress report, that an Interruption has not occurred, or that Arrevus, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing is exercising Commercially Reasonable Efforts to develop or commercialize a Product;

(ii)Arrevus shall provide CFF with notice within such ninety (90) day period that Arrevus, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing, has plans to initiate or resume Commercially Reasonable Efforts to develop or commercialize a Product and initiates or resumes such Commercially Reasonable Efforts within the ninety (90) day period following such notice; provided that Arrevus may select this option only once; or

(iii)Arrevus shall make a payment to CFF equal to two (2) times the Actual Award (the “Interruption Payment”).

If Arrevus has elected (i) or (ii) above within ninety (90) days of the Interruption Notice, the Interruption Notice shall be deemed satisfied and be of no further force or effect unless CFF notifies Arrevus within s progress report under (i) above or provides notice under (ii) above that CFF disputes such progress report or notice, as the case may be. If CFF provides timely notice of its dispute, the parties shall resolve such dispute in accordance with the dispute resolution provision of this Agreement.

If CFF has disputed Arrevus’ election under (i) or (ii) above and the resolution of the dispute is concluded with the final outcome of such dispute resolution determining that such election was defective, within thirty (30) days of such final outcome Arrevus shall make a payment to CFF equal to two (2) times the Actual Award. The date of the payment in the preceding sentence by Arrevus to CFF shall be the effective date of termination pursuant to this Section 7.

8.Indemnification.

(a)Arrevus shall indemnify, defend and hold harmless CFF, its Affiliates, and their respective directors, officers, employees, consultants, committee members, volunteers, agents and representatives and their respective successors, heirs and assigns (each, an “CFF Indemnitee”) from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) (“Liabilities”) payable to such third parties arising out of, resulting therefrom and relating to any such third party claims and/or demands (“Third Party Claims”) resulting from:

(i)the conduct of the Development Program by Arrevus or its Affiliates or their respective directors, officers, employees, consultants, agents, representatives, licensees, sublicensees, subcontractors and/or investigators (each, an “Arrevus Party”) under this Agreement and/or pursuant to one or more agreements between Arrevus and any Arrevus Party, or any actual or alleged violation of law resulting therefrom;

(ii)Arrevus s or its Affiliates development, manufacture, or commercialization of any Product developed in whole or in part as a result of the Development Program;

(iii)any claim of infringement or misappropriation with respect to the conduct of the Development Program by or on behalf of Arrevus, its Affiliates, or Arrevus licensees or sublicensees, or with respect to the manufacture, use, sale, or import of any Product developed in whole or in part as a result of the Development Program by any such parties; and

any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the conduct of the Development Program by or on behalf of Arrevus, its Affiliates, or Arrevus or its Affiliate’s third party licensees or sublicensees, or with respect to the manufacture, use, sale, or import of any Product developed in whole or in part as a result of the Development Program by any such parties;

in each case except to the extent the claim, suit, demand, liability, damage, or loss results from the gross negligence or willful misconduct of a CFF Indemnitee.

(b)CFF shall indemnify, defend and hold harmless Arrevus, its Affiliates and their respective directors, officers, employees, consultants, agents and representatives and their respective successors, heirs and assigns (the “Arrevus Indemnitees”) from and against any and all Liabilities payable to such third parties arising out of, resulting from, or relating to any Third Party Claims resulting from CFF’s gross negligence, intentional misconduct, or failure to comply with any applicable law, rule, or regulation with respect thereto, in each case except to the extent the claim, suit, demand, liability, damage or loss results from the gross negligence or willful misconduct of an Arrevus Indemnitee.

(c)A party entitled to indemnification under this Section 8 (the “Indemnified Party”) will promptly notify the other party (the “Indemnifying Party”) of any claims, suits, demands, losses, liabilities, damages costs, penalties, fines, or expenses subject to indemnification under this Section 8 of which it is made aware. The Indemnified Party will cooperate, and exert efforts to cause other Indemnified Parties to cooperate, in assisting the Indemnifying Party in presenting a defense, if requested to do so. The Indemnifying Party shall have sole control to select defense counsel, direct the defense of any such complaint or claim, and the right to settle claims at the Indemnifying Party’s sole expense, provided that any such settlement does not incur non-indemnified liability for or admit fault by any Indemnified Party. In the event a claim or action is or may be asserted, the Indemnified Party shall have the right to select and to obtain representation by separate legal counsel. If the Indemnified Party exercises such right, all costs and expenses incurred for such separate counsel shall be borne by the Indemnified Party. No Indemnified Party shall settle or enter into any voluntary disposition of any matter subject to indemnification under this Section 8 without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

9.Insurance. Arrevus shall maintain at its own expense, with a reputable insurance carrier reasonably acceptable to CFF, coverage for Arrevus, its Affiliates, and their respective employees written on a per occurrence basis commensurate with a reasonable assessment of the risks associated with the research and development efforts being conducted by Arrevus, the following policies: commercial general liability insurance, including contractual liability as respects this Agreement for bodily injury and property damage and, no later than the first administration of a Product to a human subject, products liability and clinical trials liability.

Maintenance of such insurance coverage will not relieve Arrevus of any responsibility under this Agreement for damage in excess of insurance limits or otherwise. On or prior to the Effective Date of this Agreement, Arrevus shall provide CFF with an insurance certificate from the insurer(s), broker(s) or agent(s) evidencing the applicable insurance coverage. At CFF’s request, CFF may review Arrevus’s insurance coverage with relevant Arrevus personnel no more than one time per year.

10.Intellectual Property Rights.

(a)All inventions, data, know-how, information, results, analyses, and other intellectual property rights resulting from the Development Program shall, as between the parties, be owned by Arrevus and the preparation, filing and maintenance of all patents resulting from the Development Program shall, as between the parties, be the sole responsibility, and under the sole control, of Arrevus. CFF hereby assigns and transfers to Arrevus all of CFF’s right, title, and interest in and to all inventions and other intellectual property resulting from the Development Program, CFF’s access to, or knowledge or use of, any Development Program Technology, the Product, and/or any other confidential or proprietary information of Arrevus, and all intellectual property rights related to any of the foregoing, free and clear of all liens, claims, and encumbrances. CFF agrees to take, and cause all of its employees, agents, and other representatives to take, any and all actions, and execute any and all documents, reasonably requested by Arrevus as necessary to effect the foregoing.

(b)To the extent CFF provides or makes available any information, expertise, know-how or other intellectual property related to cystic fibrosis or the treatment, prevention, or cure thereof (“CFF Know-How”) to Arrevus, CFF hereby grants to Arrevus a non-exclusive, perpetual, transferable, sublicensable (through multiple tiers), worldwide right and license under all of CFF ‘s rights in such CFF Know-How to research, develop, commercialize, make, use, sell, offer for sale, import and otherwise exploit the Product in the Field.

11.Audits. At the request of CFF, from time to time, Arrevus shall permit CFF, upon reasonable notice and during Arrevus’s regular business hours, to audit and examine such books and records of the Arrevus as may be necessary for verifying the Arrevus’s expenditures of the Award Amount and the payment of royalties, if any, but no more frequently than once per calendar year.

12.Term and Termination. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to the terms herein, shall expire on the date on which Arrevus has paid CFF all of the royalty payments set forth in Section 3 or Section 7, as the case may be. Either party may terminate this Agreement for cause, without prejudice to any other remedies available, by providing the other party with written notice of such cause and intent to terminate; provided, however, that the other party shall have thirty (30) days following the receipt of written notice to cure such cause and, in the event of such cure, such termination shall not be effective. For this Section 12, “cause” shall mean (i) a party’s material breach of its covenants or obligations under this Agreement, (ii) a bankruptcy or similar filing by a party or a proceeding under the applicable bankruptcy laws or under any dissolution or liquidation law or statute now or hereafter in effect and filed against such party or all of substantially all of its assets if such filing is not dismissed within sixty (60) days after the date of its filing, or (iii) Arrevus’s material failure to achieve any milestone described in Exhibit A or B within ninety (90) days after its anticipated achievement date (as any such date may be revised from time to time with the consent of CFF, not to be unreasonably withheld) unless such failure is outside of Arrevus’s reasonable control. The following provisions shall survive the termination of this Agreement: Sections 3, 7, 8, 10, 12, 13 and 14; provided, however, that Sections 3 and 7 shall not survive any termination of this Agreement (a) by CFF other than for cause or (b) prior to the disbursement by CFF of any portion of the Award Amount to Arrevus.

13.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

(b)Dispute Resolution.

(i)In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a “Dispute”), either party may at any time provide the other party written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, an officer of each party shall meet at a mutually agreed upon time and location to engage in good faith discussions for the purpose of resolving such Dispute. If the Dispute is not resolved within thirty (30) days of such notice, either party may institute legal proceedings in accordance with (ii) below.

(ii)In the event any Dispute is not resolved in accordance with Section 12(b)(i), the parties agree that such Dispute shall be resolved solely by recourse to the courts of the State of Delaware or the United States District Court for the District of Delaware. Nothing in this subparagraph will preclude either party from seeking equitable or injunctive relief, or interim or provisional relief, from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or any other form of permanent or interim equitable or injunctive relief, concerning a dispute either prior to or during any litigation proceeding.

(c)Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

(d)Notices. All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other party on the seventh (7th) business day following deposit in the mails) or nationally recognized overnight courier (which shall be deemed received upon verification of receipt), or by email (which shall be deemed received when transmitted, if during normal business hours, or on the recipient’s next business day, if not sent during normal business hours):

if to CFF, at:

Cystic Fibrosis Foundation

4550 Montgomery Ave., Suite 200

Bethesda, MD 20814

Attn: Michael Boyle, President and CEO

Phone: 240-200-3743

Email: mboyle@,cff.org

with a copy (which shall not constitute notice) to:

Cystic Fibrosis Foundation

4550 Montgomery Ave., Suite 200

Bethesda, MD 20814

Attn: Stephanie Singer, Senior Counsel

Phone: 240-200-3707

Email: ssinger@cff.org

if to Arrevus, at:

Arrevus, Inc.

15 TW Alexander Dr.

Durham, NC 27709

Attn: John Taylor, CEO

Phone: (919) 366-5501

Email: jtaylor@aceragen.com

(e)Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

(f)No Avoidance. Arrevus will not, by amendment of its organizational or governing documents, or through reorganization, recapitalization, consolidation, merger, dissolution, sale, transfer or assignment of assets, issuance of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms, provisions, covenants or agreements of this Agreement.

(g)Assignment. This Agreement may not be assigned by either party without the consent of the other party; provided, however, that Arrevus may assign this Agreement, without the consent of CFF, to an Affiliate or to the acquiror of Arrevus or its equity or assets. Arrevus shall give prompt notice to CFF of any such assignment or transfer by operation of law.

(h)No Relationship. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between CFF and Arrevus. Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.

(i)Confidentiality. All information provided to CFF by Arrevus pursuant to this Agreement shall be subject to the terms and provisions of that certain Mutual Confidential Disclosure Agreement, dated November 6, 2020, between CFF and Arrevus (the “CDA”).

(j)Publicity. Arrevus shall submit any proposed press release or other public announcement, other than an academic, scholarly, or scientific publication, concerning the terms of this Agreement or this Award, to the Public Affairs Department of CFF for approval prior to its public release, with sufficient time to allow for review and comment prior to its public release, except to the extent any such release or announcement is required by law, rule, or regulation or the rules of any securities exchange. The parties agree that they intend to advance the body of general scientific knowledge of cystic fibrosis and its potential therapies and cures and the parties acknowledge that Arrevus intends to, and CFF desires that Arrevus does, as commercially and scientifically reasonable based on the results of the Development Program, publish the results of the Development Program in a scientific peer-reviewed publication as soon as reasonably practicable. In furtherance of the foregoing, but subject to Arrevus’s right to preserve and protect its confidential information and any information that if published would have an adverse effect on any patent application which Arrevus (or any Affiliate thereof, licensee or sublicensee of Arrevus or any Affiliate thereof, or contractor or collaborator of any of the foregoing) intends to file, Arrevus shall use Commercially Reasonable Efforts to make available to academic third parties for non-commercial research purposes such tangible research materials or resources developed during the Development Program as Arrevus considers appropriate under the circumstances and under reasonable terms and conditions. CFF’s support for the Development Program shall be acknowledged in any press releases and publications relating to the Development Program.

(k)Anti-Terrorism. In accordance with the U.S. Department of the Treasury Anti-Terrorist Financing Guidelines, Arrevus shall take reasonable steps to ensure that the payments received from CFF are not distributed to terrorists or their support networks or used for activities that support terrorism or terrorist organizations. Arrevus certifies that it is in compliance with all laws, statutes and regulations restricting U.S. persons from dealing with any individuals, entities, or groups subject to Office of Foreign Assets Control sanctions.

(l)Amendments and Waiver. Any amendment or waiver of any provision of this Agreement shall be in writing and signed by a duly authorized representative of each party. The delay or failure of a party at any time to require performance of any provision of this Agreement shall in no way affect such party’s rights at a later time to enforce the same.

(m)Entire Agreement. This Agreement (including the CDA and the Exhibits attached hereto) constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings or representations, either oral or written, between the parties with respect to such subject matter.

14.Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the following meanings:

(a)“Actual Award” means the total amount of the Award Amount actually paid to Arrevus, to the extent not returned by Arrevus to CFF pursuant to Section 2.

(b)“Affiliate” means, with respect to a party, any entity which directly or indirectly controls, is controlled by, or is under common control with, such party. For these purposes, “control” shall refer to (i) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity; or (ii) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Aceragen, Inc. is a controlling Affiliate of Arrevus.

(c)“Change of Control Transaction” means the consummation of a transaction, or a series of related transactions, constituting (i) a merger, share exchange or other reorganization of Awardee or a controlling Affiliate, following which the stockholders of the Awardee or such Affiliate, as the case may be, immediately prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, (ii) the sale by one or more stockholders of a majority of the voting power of the Awardee or a controlling Affiliate, or (iii) a sale of all or substantially all of the assets of the Awardee or a controlling Affiliate (or that portion of its assets related to the subject matter of this Agreement). If Awardee is combined with an Affiliate, a later Change of Control Transaction affecting such Affiliate shall constitute a Change of Control Transaction hereunder. Notwithstanding anything to the contrary, a Change of Control Transaction shall not include any bona fide financing transaction for the benefit of the Awardee or a controlling Affiliate (i.e. in which the Awardee or such Affiliate raises capital for general working capital or other business purposes) in which one or more persons or entities acquire shares of the Awardee or Affiliate’s capital stock from the Awardee or Affiliate and the Awardee or Affiliate shareholders receive no consideration in connection with the transaction.

(d)“Commercially Reasonable Efforts” shall mean the level of effort, expertise and resources that is reasonably consistent with industry standards for companies of similar size and financial resources and under similar circumstances to research, develop and commercialize a Product where such research, development and commercialization is technically feasible, devoting a degree of attention and diligence to such efforts that is reasonably consistent with industry standards for products at a comparable stage in development (with similar market potential, and taking into account, without limitation, issues of safety and efficacy, proprietary position, the competitive environment, the regulatory environment, and other relevant scientific, technical and commercial factors) for companies of similar size and financial resources and under similar circumstances.

(e)“Development Program Technology” means all technology first created or conceived in whole or developed to an extent substantially and materially relevant to the identification and/or furtherance of a viable human therapeutic product candidate in the Field, and which results from the efforts of Arrevus in the Development Program and is owned or controlled by Arrevus.

(f)“Field” shall mean the treatment of pulmonary exacerbations resulting from cystic fibrosis.

(g)“Interruption” means the cessation for more than ninety (90) consecutive days of Commercially Reasonable Efforts to develop a Product at any time before the First Sale, or to commercialize a Product following regulatory approval in the Field. Notwithstanding the foregoing, delays resulting from events outside of Arrevus’s reasonable control (e.g., technical difficulties, shortages of supplies or materials, delays in preclinical or clinical studies, or regulatory processes and restrictions, etc.) and failure of the Product due to safety issues or lack of sufficient efficacy in the Field will not be deemed an Interruption.

(h)“License Transaction” means the grant of distribution, commercialization and/or marketing rights by Arrevus or a controlling Affiliate to an unaffiliated third party with respect to the Development Program Technology or the Product in the Field.

(i)“Net Sales” means, for any period, the gross amount invoiced for sales of the Product in the Field by the Awardee or any Affiliate, licensee, sublicensee or transferee, as applicable (a “Selling Person”), to a non-Affiliate of such Selling Person, less the following deductions, in each case to the extent specifically related to the Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”): (a) normal and customary trade, quantity, cash and/or other discounts, rebates, and sales returns and allowances, including (i) those granted on account of price adjustments (including retroactive price adjustments), billing errors, rejected goods, damaged goods, returns and rebates, (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors and (iv) chargebacks; (b) customs, excise, import, or export duties, tariffs, or similar payments; (c) rebates, chargebacks, and similar payments made with respect to sales paid for by any governmental or regulatory authority; (d) sales, value added, consumption, use, or similar taxes directly related to the sale, transfer, purchase, or delivery of the Product (but not including taxes assessed against the income derived from such sale, transfer, purchase, or delivery or similar taxes); (e) the cost of freight, postage, shipping, insurance, and special packaging; and (f) bad debt or uncollectible amounts. Notwithstanding anything to the contrary, Net Sales shall not include, and shall be deemed zero with respect to, (i) Products sold, supplied, or distributed for promotional use and (ii) Products sold, supplied, or distributed for research, development, clinical trials, compassionate use, or charitable purposes.

In the case of any sale or other disposal of a Product between or among the Selling Persons for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party; provided that any subsequent sale of the Product (or any product produced or manufactured using the Product) by a Selling Person to a non-Affiliate of such Selling Person shall be included in Net Sales. In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time the Product is paid for. In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the fair market value of the consideration received.

(j)“Product” means ACG-721 or any chemical derivative; as well as any other compound that is first conceived, created in whole, or substantially developed as a result of the Development Program.

(k)“Royalty Cap” means an amount equal to three (3) times the amount of the Actual Award.

[Remainder of this page intentionally left blank.]

In witness whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

Cystic Fibrosis Foundation

By:	/s/ Irena Barisic	By:	/s/ Michael Boyle
Name:	Irena Barisic	Name:	Michael Boyle
Title:	EVP CFAO	Title:	President & CEO
Date:	December 21, 2021	Date:	December 21, 2021

Arrevus, Inc.

By:	/s/ John Taylor
Name:	John Taylor
Title:	CEO
Date:	December 13, 2021